Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for 2nd Quarter 2018

LOS ANGELES, CA — (BUSINESS WIRE) — August 6, 2018 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported a net loss of $127 thousand, or $0.00 per diluted share, for the second quarter of 2018, compared to net income of $533 thousand, or $0.02 per diluted share, for the second quarter of 2017.

During the second quarter of 2018, our results were impacted by a decline of $430 thousand in net interest income due to lower average interest-earning assets, and a lower net interest margin compared to the second quarter of last year.  The decrease in average interest-earning assets, which was the primary contributor to the decrease in net interest income during the quarter, resulted primarily from the sale of $101 million of performing multi-family loans over the past 18 months to maintain compliance with loan concentration guidelines set by the Bank’s primary regulator.  During the second quarter, the Bank had available capacity to add loans to its portfolio and used that capacity to originate $41.8 million of new loans to replenish interest-earning assets.  As a result, gains on loan sales decreased by $185 thousand in the second quarter of 2018, compared to the second quarter of 2017.  In addition, results for the second quarter of 2017 included a favorable adjustment to earnings from the reversal of a liability of $700 thousand for deferred compensation, as well as recaptures of $300 thousand in loan loss provisions.

For the six months ended June 30, 2018, the Company reported a net loss of $211 thousand, or $0.01 per share, compared to net earnings of $1.8 million, or $0.07 per diluted share for the six months ended June 30, 2017.

During the first half of 2018 net interest income decreased by $735 thousand compared to the first half of 2017, primarily because of the sale of loans mentioned above, $97 million of which occurred in 2017.  In addition, net income during the first six months of 2017 included recaptures of loan loss provisions of $650 thousand, and gains on loan sales of $223 thousand, as well as non-recurring income of $1.2 million from an insurance litigation settlement, and the reversal of the $700 thousand deferred compensation liability mentioned above. The Company did not have any loan loss provisions or recaptures during the first half of 2018, and reported total gains on loan sales of $11 thousand.

Chief Executive Officer, Wayne Bradshaw, commented, “I am pleased to report that Broadway is on plan for 2018, and, I believe, approaching an inflection point for improved operating performance.  As of the end of June the Bank had a Total Capital ratio of 19.28%, a Tier 1 Leverage ratio of almost 12% and no delinquencies in the entire loan portfolio.  Moreover, over the past five and one-half years, we have originated over $550 million of new multi-family loans without experiencing any delinquencies, demonstrating that Broadway has established, what we believe are, best in class service and procedures for originating and administering multi-family loans.  Based on our track record, I am optimistic that our efforts over the past year or so to obtain authorization to increase our capacity to hold multi-family loans, and develop platforms to offer other loan products that can leverage our existing customer base and relationships, will bear fruit in the near future so that we can increase our base of interest-earning assets, develop economies of scale, and improve operating efficiency.  We are working diligently to put our capital to work and remain committed to addressing the unrelenting demand for affordable housing, particularly within our target market of low to moderate income communities in Southern California.

“I wish to thank our team for their dedication and tireless efforts to build value, and Broadway’s stockholders for their continuing support of our mission and business plan.”

Net Interest Income

Net interest income for the second quarter of 2018 totaled $2.6 million, compared to $3.0 million for the second quarter of 2017.  The $430 thousand decrease in net interest income primarily resulted from lower interest income on loans, offset by lower interest expense on FHLB advances.

During the second quarter of 2018, interest income on loans decreased by $529 thousand due to a decline of $36.1 million in the average balance of loans receivable (including loans held for sale), which decreased interest income by $349 thousand, and a decrease of 19 basis points in loan yield, which reduced interest income by $180 thousand.  The decrease in the average balance of loans receivable was the result of loan sales and payoffs over the 18 months.  The decrease in loan yield primarily resulted from payments received on church loans that have higher rates than the multi-family loans originated over the last year.

Interest expense on FHLB advances decreased by $174 thousand during the second quarter of 2018 compared to the second quarter of 2017.  The decrease in interest on FHLB advances was primarily due to a decrease of $33.3 million in the average balance of FHLB advances, which decreased interest expense by $157 thousand, and an 8 basis points decrease in the average cost of FHLB advances, which decreased interest expense by $17 thousand.

Interest on deposits increased by $88 thousand during the second quarter of 2018 compared to the second quarter of 2017.  The increase was attributable to higher rates paid on all deposit types, which caused interest expense on deposits to increase by $153 thousand.  However, the average total deposit balance decreased by $15.4 million, which led to a decrease in interest expense of $65 thousand.

For the six months ended June 30, 2018, net interest income decreased by $735 thousand to $5.3 million from $6.1 million for the same period a year ago.  Average interest-earning assets decreased by $39.2 million during the first six months of 2018 compared to the first six months of 2017, which decreased net interest income by $715 thousand.  The net interest margin decreased by 10 basis points to 2.70% for the six months ended June 30, 2018 from 2.80% for the same period in 2017, primarily due to a decline in loan yield and an increase in the cost of deposits.

Loan Loss Provision

The Company neither recorded nor recaptured any loan loss provision for the second quarter or the first six months of 2018, compared to recaptures of $300 thousand for the second quarter of 2017 and $650 thousand for the first six months of 2017.  At June 30, 2018, the allowance for loan losses (“ALLL”) was $4.2 million, or 1.13% of our gross loans receivable held for investment compared to 1.20% at December 31, 2017.  The Company did not have any delinquent loans at June 30, 2018.

Non-interest Income

Non-interest income for the second quarter of 2018 totaled $170 thousand, compared to $322 thousand for the second quarter of 2017.  Non-interest income decreased by $152 thousand primarily because the Bank recorded $185 thousand less in gain from the sale of loans during the second quarter of 2018 compared to the same period last year.  This decrease was partially offset by an increase of $20 thousand in miscellaneous loan fees and an increase of $11 thousand in service charges on deposits during the second quarter of 2018 compared to the second quarter of 2017.

For the six months ended June 30, 2018, non-interest income totaled $301 thousand, compared to $1.7 million for the same period a year ago.  The decrease of $1.4 million in non-interest income was primarily due to a gain of $1.2 million from an insurance litigation settlement recorded in the first half of 2017 and a decrease of $212 thousand in the amount of gains on sales of loans during the first half of 2018 due to a decrease of $42.5 million in loan sales.

Non-interest Expense

Non-interest expense for the second quarter of 2018 totaled $2.9 million, compared to $2.7 million for the second quarter of 2017.  The increase of $255 thousand in non-interest expense during the second quarter of 2018 was primarily due to an increase of $423 thousand in compensation and benefits expense and an increase of $24 thousand in REO expense, offset by a decrease of $147 thousand in other expense and a decrease of $48 thousand in professional services expense, primarily legal expenses.

Compensation and benefits expense increased by $423 thousand during the second quarter of 2018 compared to the second quarter of 2017 primarily because compensation expense during the 2017 period included a reversal of $700 thousand of deferred compensation expense related to a former executive.  The following items of compensation expense decreased during the second quarter of 2018 compared to the second quarter of 2017: bonus accruals were lower by $90 thousand, compensation allocated as deferred loan origination costs was higher by $136 thousand, stock award expense was lower by $31 thousand, and other compensation related expenses were lower by $20 thousand.

REO expense increased during the quarter due to property taxes of $24 thousand for the Bank’s sole REO property.  Other expenses decreased by $147 thousand during the second quarter of 2018 compared to the second quarter of 2017 primarily because results for the second quarter of 2017 included expenses of $139 thousand associated with the U.S. Treasury’s sale of a portion of its holdings in the Company.

For the six months ended June 30, 2018, non-interest expense totaled $6.0 million, compared to $5.7 million for the same period a year ago.  The increase of $244 thousand in non-interest expense was primarily due to an increase of $341 thousand in compensation and benefits expense, an increase of $88 thousand in REO expense, and an increase of $36 thousand in marketing expense, which were partially offset by decreases of $34 thousand in professional services expense and $193 thousand in other expenses, of which $139 thousand related to the U.S. Treasury’s 2017 stock sales.

The increase of $341 thousand in compensation and benefits expense during the first six months of 2018 compared to the first six months of 2017 primarily resulted from the $700 thousand reversal of deferred compensation expense in 2017 described above.  The following items of compensation expense decreased during the first six months of 2018 compared to first six months of 2017: bonus accruals were lower by $124 thousand, compensation allocated as deferred loan origination costs was higher by $176 thousand, commission expense was lower by $48 thousand, and other compensation related expenses were lower by $11 thousand.

Income Taxes

Income tax expense or benefit are computed by applying the statutory federal income tax rate of 21% and the California income tax rate of 10.84% to taxable income.  The Company recorded income tax benefits of $54 thousand and $97 thousand for the three and six months ended June 30, 2018, respectively, compared to income tax expense of $423 thousand and $936 thousand for the three and six months ended June 30, 2017, respectively.  The Company’s effective income tax benefits were 29.8% and 31.5% of our pretax losses for the three and six months ended June 30, 2018, respectively, compared to income tax expenses of 44.2% and 34.7% of our taxable income for the comparable periods in 2017.  The Company had no valuation allowance on its deferred tax assets, which totaled $5.2 million and $5.1 million at June 30, 2018 and December 31, 2017, respectively.

Balance Sheet Summary

Total assets decreased by $1.6 million to $412.1 million at June 30, 2018 from $413.7 million at December 31, 2017.  The decline in total assets was comprised of a decrease of $8.6 million decrease in cash and cash equivalents, a decrease of $1.5 million in securities available for sale, and a decrease of $21.3 million in loans receivable held for sale, of which $16.9 million represented a transfer to loans held for investment in the first quarter of 2018.  Offsetting these decreases was an increase of $29.9 million in loans receivable held for investment.

Loans receivable held for investment, net of the allowance for loan losses, totaled $364.8 million at June 30, 2018, compared to $334.9 million at December 31, 2017.  During the first half of 2018, the Bank originated for portfolio $56.8 million in loans, compared to $4.2 million originated for the portfolio during the first half of 2017.  Total originations of all loans were $41.8 million for the second quarter of 2018, compared to $39.5 million for the second quarter of 2017.  Loan repayments during the first half of 2018 totaled $43.6 million, compared to $33.9 million during the first half of 2017.

Deposits decreased to $271.3 million at June 30, 2018 from $291.3 million at December 31, 2017, which consisted primarily of a decrease of $29.1 million in liquid deposits (NOW, demand, money market and passbook accounts), offset by an increase of $8.8 million in certificates of deposit.  The decrease was primarily caused by one customer with large deposit balances transferring funds from core deposits to CDARs, offset in part by the Bank eliminating some higher cost CDs held by other customers.  FHLB advances increased to $84.0 million at June 30, 2018 from $65.0 million at December 31, 2017, as the Bank borrowed multiple advances across different maturities to fund loans that were originated during the latter part of the second quarter.

Stockholders’ equity was $47.3 million, or 11.48% of the Company’s total assets, at June 30, 2018, compared to $47.7 million, or 11.54% of the Company’s total assets, at December 31, 2017.  The Company’s book value was $1.73 per share as of June 30, 2018, compared to $1.74 per share as of December 31, 2017.

At June 30, 2018, the Bank’s Total Capital ratio was 19.28% and its Leverage ratio (Tier 1 Capital to adjusted total assets) was 11.98%, compared to a Total Capital ratio of 19.88% and a Leverage ratio of 11.39% at December 31, 2017.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

	June 30, 2018	December 31, 2017
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$13,598	$22,219
Securities available-for-sale, at fair value	15,977	17,494
Loans receivable held for sale	1,079	22,370
Loans receivable held for investment	368,991	338,920
Allowance for loan losses	(4,183)	(4,069)
Loans receivable held for investment, net of allowance	364,808	334,851
Total assets	412,060	413,704
Deposits	271,266	291,290
FHLB advances	84,000	65,000
Junior subordinated debentures	5,100	5,100
Total stockholders’ equity	47,301	47,731

Book value per share	$1.73	$1.74
Equity to total assets	11.48%	11.54%

Asset Quality Ratios:
Non-accrual loans to total loans	0.34%	0.49%
Non-performing assets to total assets	0.50%	0.64%
Allowance for loan losses to total gross loans	1.13%	1.20%
Allowance for loan losses to total delinquent loans	N/A	243.65%
Allowance for loan losses to non-performing loans	335.45%	230.41%

Non-Performing Assets:
Non-accrual loans	$1,247	$1,766
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	833	878
Total non-performing assets	$2,080	$2,644

	Three Months Ended June 30,				Six Months Ended June 30,
	2018		2017		2018		2017
Selected Operating Data and Ratios:
Interest income	$3,634		$4,136		$7,392		$8,273
Interest expense	1,062		1,134		2,046		2,192
Net interest income	2,572		3,002		5,346		6,081
Loan loss provision recapture	—		300		—		650
Net interest income after loan loss provision recapture	2,572		3,302		5,346		6,731
Non-interest income	170		322		301		1,681
Non-interest expense	(2,923)		(2,668)		(5,955)		(5,711)
(Loss) income before income taxes	(181)		956		(308)		2,701
Income tax (benefit) expense	(54)		423		(97)		936
Net (loss) income	$(127)		$533		$(211)		$1,765

(Loss) earnings per common share-basic and diluted	$—		$0.02		$(0.01)		$0.07

Loan originations (1)	$41,783		$39,498	(2)	$56,795		$90,143	(2)

Net recoveries to average loans	(0.00	)%(3)	(0.16	)%(3)	(0.06	)%(3)	(0.15	)%(3)
Return on average assets	(0.13	)%(3)	0.47	%(3)	(0.10	)%(3)	0.79	%(3)
Return on average equity	(1.07	)%(3)	4.51	%(3)	(0.89	)%(3)	7.60	%(3)
Net interest margin	2.62	%(3)	2.72	%(3)	2.70	%(3)	2.80	%(3)

(1)    Does not include net deferred origination costs.

(2)    Includes loans held for sale originations of $37.2 million and $85.9 million for the three and six months ended June 30, 2017, respectively.

(3)    Annualized